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AdvisorShares Trust

 (Name of Registrant as Specified in Its Charter)

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AdvisorShares doubleline value equity ETF

 a series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 27, 2018

As a shareholder of the AdvisorShares DoubleLine Value Equity ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the renaming of the Fund and the hiring of a new sub-adviser to manage the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on October 10, 2018, the Board unanimously approved (i) a sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and DoubleLine Equity LP (“DoubleLine”) with respect to the Fund; (ii) a change to the Fund’s name from AdvisorShares Wilshire Buyback ETF to AdvisorShares DoubleLine Value Equity ETF and a change to the Fund’s ticker from TTFS to DBLV; (iii) changes to the Fund’s investment objective, principal strategies and a non-fundamental investment policy to reflect DoubleLine’s investment process; and (iv) a reduction of the Fund’s aggregate investment advisory fee paid to the Adviser. Effective October 11, 2018, DoubleLine replaced Wilshire Associates Incorporated as the sub-adviser to the Fund.

The Fund has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the exemptive order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.advisorshares.com/fund/dblv. The Information Statement will be available on the website until at least March 26, 2019. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, by calling 1-877-843-3831, or by visiting www.advisorshares.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, or call 1-877-843-3831. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

AdvisorShares doubleline value equity ETF

a series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

INFORMATION STATEMENT

December 27, 2018

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of AdvisorShares DoubleLine Value Equity ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits AdvisorShares Investments, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of DoubleLine Equity LP as Sub-Adviser to the Fund

At a meeting of the Board held on October 10, 2018, the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved (i) a sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and DoubleLine Equity LP (“DoubleLine”) with respect to the Fund;(ii) a change to the Fund’s name from AdvisorShares Wilshire Buyback ETF to AdvisorShares DoubleLine Value Equity ETF and a change to the Fund’s ticker from TTFS to DBLV; (iii) changes to the Fund’s investment objective, principal strategies and a non-fundamental investment policy to reflect DoubleLine’s investment process; and (iv) a reduction of the Fund’s investment advisory fee. Effective October 11, 2018, DoubleLine replaced Wilshire Associates Incorporated (“Wilshire”) as the sub-adviser to the Fund.

Considerations by the Board of Trustees

At the meeting, the Board considered the approval of the investment sub-advisory agreement between the Adviser and DoubleLine with respect to the Fund (the “Agreement”). In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and DoubleLine. The Board considered all factors that it deemed to be relevant and, in its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.  Certain factors considered by the Board at the meeting are addressed in more detail below.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by DoubleLine, the Board reviewed the proposed services and the qualifications and background of the portfolio managers proposed to be responsible for managing the Fund.  The Board considered DoubleLine’s operational capabilities and resources and its experience in managing investment portfolios. The Board reviewed additional information about DoubleLine, including its organizational structure, senior management and key professional personnel, business activities and affiliations, and compliance program. Based on its review, within the full context of its deliberations, the Board determined that it was satisfied with the nature, extent, and quality of services to be provided to the Fund by DoubleLine.

Performance. In connection with the assessment of DoubleLine’s ability to perform its duties under the Agreement, the Board considered the sufficiency of its resources and concluded that DoubleLine had the financial resources necessary to perform its obligations under the Agreement. The Board was presented an overview of DoubleLine’s investment philosophy, the proposed portfolio construction of the Fund, and the specific investment techniques to be employed. The Board also reviewed DoubleLine’s overall investment performance.

Cost of Services and Profitability. The Board considered the cost of the services to be provided by DoubleLine, reviewed the fee to be paid pursuant to the Agreement, and considered the estimated profitability projected by DoubleLine.  In addition, the Board discussed the fee arrangement between the Adviser and DoubleLine, noting that the Adviser would pay DoubleLine out of the advisory fee it receives from the Fund.  The Board also noted that the aggregate advisory fee to be paid by the Fund to the Adviser under the new arrangement is lower than the fee currently being paid and that the proposed sub-advisory fee is lower than the fee currently being paid by the Adviser to the Fund’s current sub-adviser. The Board also reviewed information provided by the Adviser regarding advisory fees of comparable funds and evaluated the proposed fee arrangement in light of this information and the factors that judicial decisions have specified as pertinent generally.  The Board also considered the Adviser’s contractual arrangement to waive its advisory fee and/or reimburse expenses in an effort to control the expense ratio of the Fund.  Based on its review, within the context of its full deliberations, the Board determined that the fee proposed to be paid to DoubleLine is reasonable and fair.

Economies of Scale. The Board considered the potential for economies of scale, noting that the aggregate advisory fee for the Fund would be lowered as part of the proposed changes to the Fund, and determined that it would reconsider this factor at an appropriate time in the future. In the event there were to be significant asset growth in the Fund, the Board determined to reassess whether the advisory fee appropriately took into account any economies of scale that had been realized as a result of that growth.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee to be paid to DoubleLine is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, has served as the investment adviser for the Fund since its inception on October 4, 2011. The Adviser oversees DoubleLine to ensure its compliance with the investment policies and guidelines of the Fund and monitors DoubleLine’s adherence to its investment style.

In connection with the changes to the Fund, effective October 11, 2018, the Adviser’s annual advisory fee was reduced from 0.90% to 0.70% of the Fund’s average daily net assets. For the fiscal year ended June 30, 2018, the Fund paid advisory fees to the Adviser in the amount of $1,065,425.

The Adviser is responsible for paying the Fund’s sub-adviser for its services to the Fund. Wilshire, the Fund’s prior sub-adviser, was entitled to a sub-advisory fee of 0.55% of the Fund’s average daily net assets. For the fiscal year ended June 30, 2018, the Adviser paid sub-advisory fees to Wilshire in the amount of $429,745. Pursuant to the Agreement, the Fund’s sub-advisory fee has decreased to 0.35% of the Fund’s average daily net assets of the Fund.

Information about DoubleLine

DoubleLine Equity LP, located at 505 N. Brand Boulevard, Suite 860, Glendale, California 91203, serves as investment sub-adviser to the Fund. DoubleLine is responsible for the day-to-day management of the Fund and selects the Fund’s investments according to the Fund’s investment objective, policies and restrictions. DoubleLine was founded by Jeffrey Gundlach and R. Brendt Stallings, among others. DoubleLine’s general partner is DoubleLine Capital GP LLC, an entity that is wholly owned by Jeffrey E. Gundlach. As a result, Mr. Gundlach may be deemed to control DoubleLine.

The names and principal occupations of the principal executive officers and the directors of DoubleLine are listed below:

Name	Principal Occupation

Jeffrey Gundlach	Chief Executive Officer, Chief Investment Officer, Executive Committee Member

Philip Barach	President, Executive Committee Member

Joseph Galligan	Executive Committee Member

Henry Chase	Chief Financial Officer, Executive Committee Member

Earl Lariscy	General Counsel, Executive Committee Member

Ronald Redell	Director of Global Relationship Management, Executive Committee Member

Cris Santa Ana	Chief Risk Officer, Executive Committee Member

Youse Guia	Chief Compliance Officer, Executive Committee Member

Ignacio Sosa	Director of International Relations, Executive Committee Member

Barbara Van Every	Director of Investor Services, Executive Committee Member

Casey Moore	Chief Technology Officer, Executive Committee Member

Mark Christensen	Portfolio Manager. Executive Committee Member

Jeffrey Sherman	Deputy Chief Investment Officer, Executive Committee Member

Leticia Acosta	Director of Human Resources, Executive Committee Member

Patrick Townzen	Director of Operations, Executive Committee Member

Portfolio Management

The following portfolio managers are primarily responsible for the day-to-day management of the Fund.

Emidio Checcone, Portfolio Manager

Mr. Checcone joined DoubleLine in 2014. He previously spent six years at Huber Capital Management, where he was a Principal and Portfolio Manager. Mr. Checcone also worked for six years at PRIMECAP Management Company, where he was a Principal and Financial Analyst. He received his BA in Social Studies from Harvard College, as well as a JD-MBA from Harvard Law School and the Harvard Graduate School of Business Administration. He is a CFA charterholder.

Brian Ear, Portfolio Manager

Mr. Ear joined DoubleLine’s Cross Asset team in 2016 as an analyst specializing in equities. He previously spent six years at Palmyra Capital Advisors LLC, where he was a Principal and Portfolio Manager. Mr. Ear also worked for five years at Hotchkis and Wiley Capital Management, where he was a Financial Analyst. He received his BS in Economics from the Wharton School of the University of Pennsylvania. He is a CFA charterholder and a CPA.

Terms of the Agreement

The Agreement will continue in effect for two years from its effective date unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually (i) by the vote of the Trustees or by a vote of the shareholders of the Fund and (ii) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

The Agreement will terminate automatically in the event of its assignment, or in the event that the Adviser no longer serves as investment adviser to the Trust, and is terminable at any time without penalty by the Board or by a majority of the outstanding shares of the Fund, by the Adviser on 60 days’ written notice to DoubleLine, or by DoubleLine on 90 days’ written notice to the Adviser and the Trust. The Agreement provides that DoubleLine shall not be protected against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties in the performance of its obligations thereunder.

DoubleLine is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays DoubleLine out of the fee it receives from the Fund, there is no duplication of advisory fees paid. The Adviser receives an annual fee of 0.70% of the Fund’s average daily net assets and, under the terms of the Agreement, pays DoubleLine an annual fee of 0.35% of the average daily net assets of the Fund, which is lower than the sub-advisory fee that was paid to Wilshire.

The chart below compares the actual fees earned by Wilshire for the period from July 1, 2017 through June 30, 2018 to a hypothetical example of fees that would have been payable by the Adviser to DoubleLine for the same period and also shows the percentage difference between the actual and hypothetical values.

Actual Fees Earned by Wilshire from July 1, 2017 to June 30, 2018 under Wilshire Agreement	Hypothetical Fees Payable to DoubleLine from July 1, 2017 to June 30, 2018 under DoubleLine Agreement	Percent Difference

$670,026*	$426,380	-36%

*Pursuant to a fee waiver by Wilshire, actual fees paid for the period were $429,745.

General Information

Other Service Providers. The Trust’s administrator, custodian, transfer agent, and securities lending agent is The Bank of New York Mellon, which is located at 240 Greenwich Street, New York, New York 10286. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended June 30, 2018.

Share Ownership. Although the Trust does not have information concerning the beneficial ownership of shares held in the names of Depository Trust Company participants (“DTC Participants”), as of November 30, 2018, the name and percentage ownership of each DTC Participant that owned 5% or more of the outstanding shares of the Fund is set forth in the table below.

DTC Participant	Percentage Owned
National Financial Services (NFS)	22.18%
TD Ameritrade	16.73%
Charles Schwab	15.21%
Morgan Stanley Smith Barney	5.13%

As of November 30, 2018, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders upon request. Requests for such reports may be made by writing to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The reports also are available by visiting www.advisorshares.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814.